Gaffney, Cline & Associates, Inc. 4425 Westway Park Blvd Houston, TX 77041 Tel: +1 713 850 9955 www.gaffneycline.com January 31, 2025 Board of Directors Pampa Energía S.A. Maipú 1 – Piso 22 C 1084ABA Ciudad Autónoma de Buenos Aires. República Argentina Ladies and Gentlemen, Consent of Gaffney, Cline & Associates We hereby consent to the references to Gaffney, Cline & Associates and to the inclusion of our third-party letter report issued on January 31, 2025, as set forth under the sections “Item 4 Information on the Company – Our Oil and Gas Business – Reserves,” “Item 19 Exhibits,” and as Exhibit 13.2 in Pampa Energía Sociedad Anónima’s (Pampa) report on Form 20-F for the year ended December 31, 2024, to be filed with the United States Securities and Exchange Commission (SEC). Our third-party letter report dated January 31, 2024 contains our independent audit of the proved crude oil, condensate, natural gas liquids, gasoline and marketable gas reserves as of December 31, 2024 of the following selected concessions in Argentina in which Pampa holds interests: El Mangrullo, Rio Neuquen, Rincón del Mangrullo, Rincón de Aranda and Sierra Chata. The above-mentioned reserves cover 98% of Pampa’s total proved company reserves. Regarding the total company reserves reported by Pampa in the Form 20-F, GaffneyCline has not audited any reserves reported in the Form 20-F other than the units mentioned above Yours sincerely, Project Manager Eduardo Sanchez J, Principal Advisor